EXHIBIT 4.1
                                                              -----------
                               CERTIFICATE OF
                    DESIGNATIONS, PREFERENCES, AND RIGHTS
                                     of
                    SERIES A CONVERTIBLE PREFERRED STOCK
                                     of
                       AMERICAN COUNTRY HOLDINGS INC.
                       (Pursuant to Section 151 of the
                      Delaware General Corporation Law)

        AMERICAN COUNTRY HOLDINGS INC., a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on December 15, 2000 pursuant to authority of the Board of Directors as required by
   Section 151 of the Delaware General Corporation Law ("DGCL"):

        RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's preferred stock, par value $.10 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

                          I. DESIGNATION AND AMOUNT

        The designation of this series, which consists of 500,000 shares of Preferred Stock, is Series A 6% Convertible Preferred Stock (the "Series A Preferred Stock") and the stated value shall be Ten Dollars ($10) per share (the "Stated Value").

                                  II. RANK

        The Series A Preferred Stock shall rank senior to (i) the Corporation's common stock, par value $.01 per share (the "Common Stock") and (ii) on parity with any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with
   Article VIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to the Series A Preferred Stock) (the "Pari Passu Securities") in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The definition of Pari Passu Securities shall also include any rights or options exercisable for or convertible into any of the Pari Passu Securities.

                             III. VOTING RIGHTS

        A. Right to Vote as a Single Class with the Common Stock. The holders of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of stockholders of the Corporation at all stockholders meetings and in all actions by written consent of stockholders of the Corporation. Each holder of Series A Preferred Stock shall be entitled to (i) such number of votes as such holder would be entitled to cast if such holder had converted all of its shares of Series A Preferred Stock into Common Stock pursuant to
   Article VII hereof immediately prior to the record date for such stockholders meeting or action by written consent and (ii) notice of any stockholders meeting in accordance with the Certificate of Incorporation and By-laws of the Corporation.

        B. Right to Designate Directors. In the event that the Corporation shall have failed to pay in full dividends on the Series A Preferred Stock for a period of twelve consecutive months ("Default"), then in addition to any other rights that may otherwise be available to the holders of the Series A Preferred Stock pursuant to this Certificate of Designation or otherwise, the total number of directors of the Corporation shall be increased by two, and the holders of the Series A Preferred Stock, voting together as a single class, shall by an affirmative vote of holders of a plurality of the total number of shares of Series A Preferred Stock voting thereon, be entitled to elect to the Board of Directors, at a meeting of such stockholders or by written consent in lieu thereof, two additional directors ("Default Directors") who shall be required to satisfy any qualifications existing under applicable law and shall be entitled to all rights of voting and participation as are directors of the Corporation generally, and shall be entitled by affirmative vote of holders of a majority of the total number of shares of Series A Preferred Stock then outstanding or by written consent in lieu thereof, at any time to remove a director so elected. No Default Director may be removed except in accordance with this Section. Vacancies among the Default Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled at any time, but only by the affirmative vote of holders of a plurality of the total number of shares of Series A Preferred Stock then outstanding, voting together as a single class, or by written consent in lieu thereof, and any director so chosen shall hold office for a term expiring on the date the term of office of the director such newly-elected director shall have replaced would have expired. At any time during which the holders of the Series A Preferred Stock are entitled to elect Default Directors, in the event the Corporation pays all theretofore unpaid dividends then the term of the Default Directors then in office shall be deemed to have expired as of the time such payments are made, and the total number of directors of the Corporation shall be reduced by the number of Default Directors then in office whose term shall have expired and the holders of the Series A Preferred Stock shall cease to have any rights hereunder to elect Default Directors unless and until a Default shall recur.

                                IV. DIVIDENDS

        The holders of the Series A Preferred Stock shall be entitled to receive dividends on a semi-annual basis at a rate of 6% per annum per

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   share, payable out of any assets or funds legally available for that purpose and payable on July 1 and January 1, commencing July 1, 2001. Such dividends shall be cumulative and shall accrue, whether or not declared by the Board of Directors, but shall be payable only when, as and if declared by the Board of Directors. Accrued but unpaid dividends will be paid upon conversion of the Series A Preferred Stock. The Corporation shall have the option to pay such dividends on the Series A Preferred Stock in additional Series A Preferred Stock or in cash. In no event, so long as any Series A Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon any Pari Passu Securities, nor shall any such securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any such securities (other than a distribution of Pari Passu Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a class.

                          V. LIQUIDATION PREFERENCE

        A. Liquidation Event. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a "Liquidation"), each of the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Series A Liquidation Preference with respect to each share of Series A Preferred Stock held by such holder on the date fixed for Liquidation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Pari Passu Securities. If the assets of the Corporation available for distribution to the holders of Series A Preferred Stock and the Pari Passu Securities shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in a Liquidation, then all of the assets available for distribution to the holders of Series A Preferred Stock and Pari Passu Securities shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Immediately prior to a Liquidation of the Corporation, to the extend funds of the Corporation are legally available for the payment of dividends, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Series A Preferred Stock and any Pari Passu Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other Pari Passu Securities if all amounts payable thereon were paid in full. After payment in full of the Series A Liquidation Preference, the holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.


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        B.   Remaining Assets. Upon any such Liquidation, after the
   holders of Series A Preferred Stock shall have been paid in full the Liquidation Preference, the remaining assets of the Corporation shall be distributed to the holders of the Pari Passu Securities.

        C. Liquidation Preference. For purposes hereof, the "Liquidation Preference" with respect to each share of the Series A Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof plus (ii) an amount (the "Premium Amount") equal to all accrued but unpaid dividends as set forth in Article IV for the period beginning on the date of issuance of the Series A Preferred Stock (the "Issue Date") and ending on the date of final distribution to the holder thereof (prorated for any portion of such period). The liquidation preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

                               VI. REDEMPTION

        A.   Optional Redemption

        The outstanding shares of Series A Preferred Stock may be redeemed at the option of the Corporation (the "Optional Redemption"), in whole or in part, at any time and from time to time after the issuance thereof, out of funds legally available therefor. The Corporation may redeem the Series A Preferred Stock by payment in cash, for each share of Series A Preferred Stock to be redeemed, in an amount (the "Series A Redemption Amount") equal to the Series A Stated Amount, plus the Premium Amount. The date on which the Series A Redemption Amount is payable is referred to herein as the "Series A Redemption Date." If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall redeem a pro rata portion of the shares of Series A Preferred Stock held by each holder.

        B.   Notice of Redemption

        A notice of redemption shall be provided by the Corporation to the Holder in writing not less than ten nor more than 15 days prior to the Redemption Date and such notice shall refer to this Section.

                 VII. CONVERSION AT THE OPTION OF THE HOLDER

        A.   Optional Conversion

             (1) Conversion Amount. Each holder of shares of Series A Preferred Stock may, at its option at any time and from time to time, upon surrender of the certificates therefor, convert any or all of its shares of Series A Preferred Stock into Common Stock as set forth below (an "Optional Conversion"). Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as such Common Stock exists on

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   the Issue Date, or any other shares of capital stock or other securities of the Corporation into which such Common Stock is thereafter changed or reclassified, as is determined by dividing (a) the total Stated Value per share to be converted plus (i) the Premium Amount per share to be converted by (b) the then effective Conversion Price (as defined below).

        B. Conversion Price. The "Conversion Price" as used herein, shall initially be equal to the high bid price of the Common Stock on the Issue Date per share and shall be subject to adjustment as set forth in this Certificate. All such adjustments shall be successive.

        C. Adjustments to Conversion Price. The Conversion Price shall be subject to the following provisions:

             (1) Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Etc. If at any time when Series A Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, to all holders of Common Stock or other similar event, then the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, Combination, reclassification, or other similar event.

             (2) Adjustment Due to Merger, Consolidation, Etc. If, at any time when Series A Preferred Stock is issued and outstanding and prior to the conversion of all Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation (each, a "Change of Control Transaction"), then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of the Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of Series A Preferred Stock would have been entitled to receive in such transaction had the Series A Preferred Stock been converted in full immediately prior to such transaction (without regard to any limitations on conversion contained herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of Series A Preferred Stock.


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             (3)  Adjustment Due to Distribution. Subject to Article IV,
   if the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

             (4) Antidilution Provisions. The Conversion Price shall be subject to adjustment from time to time as provided below:

                  (a) Adjustment of Conversion Price. If and whenever on or after the Issue Date, the Corporation is deemed to have issued or sold, any shares of Common Stock for no consideration or for less than the then effective Conversion Price (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) (a "Dilutive Issuance"), then immediately upon the Dilutive Issuance, the Conversion Price will be adjusted to a price determined by multiplying the Conversion Price in effect immediately prior to the Dilutive Issuance by a fraction, (I) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock actually outstanding immediately prior to the Dilutive Issuance, plus (y) the quotient of the aggregate consideration, calculated as set forth in subsection (b) below, received by the Corporation upon such Dilutive Issuance divided by the Conversion Price in effect immediately prior to the Dilutive Issuance, and (II) the denominator of which is the total number of shares of Common Stock actually outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock issued or to be issued in the Dilutive Issuance.

                  (b) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price, the following will be applicable:

                       (i)  Issuance of Rights or Options. If the
   Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock ("Convertible Securities") (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "Options") and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price, then the Conversion Price

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   shall be adjusted in the manner set forth in subsection (4)(a) above.
   For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Options" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

                       (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price, then the Conversion Price shall be adjusted in the manner set forth in subsection (4)(a) above. For the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such conversion or exchange" is determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (b) the number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                       (iii) Change in Option Price or Conversion Rate. If there is a change at any time in (a) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (b) the amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of any Convertible Securities; or (c) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution or to automatically adjust for stock splits, stock dividends, combinations, reclassifications or other similar events), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed

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   additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                       (iv) Treatment of Expired Options and Unexercised Convertible Securities. If, in any case, the total number of shares of Common Stock issuable upon exercise of any Option or upon conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Conversion Price then in effect will be readjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof) never been issued.

                       (v) Exceptions to Adjustment of Conversion Price. No adjustment to the Conversion Price will be made (a) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the Issue Date, including the Series A Preferred Stock or any Convertible Securities outstanding as of the Issue Date including the Warrants; (b) upon the payment of any dividends on the Series A Preferred Stock and any conversions thereof; or (c) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan of the Corporation now existing or to be implemented in the future, so long as in the case of any grant in the future the issuance of such stock or options is approved by a majority of the independent members of the Board of Directors of the Corporation or a majority of the members of a committee of independent directors established for such purpose.

        D. Mechanics of Conversion. In order to convert Series A Preferred Stock into full shares of Common Stock, a holder of Series A Preferred Stock shall: (a) submit a copy of the fully executed notice of conversion ("Notice of Conversion") to the Corporation by facsimile dispatched prior to Midnight, New York City time (the "Conversion Notice Deadline") on the date specified therein as the Conversion Date (as defined below) (or by other means resulting in, or reasonably expected to result in, notice to the Corporation on the Conversion
   Date) to the office of the Corporation, which notice shall specify the number of shares of Series A Preferred Stock to be converted, the Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted); and (b) surrender the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or

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   the holder notifies the Corporation that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph
   (i) below).

             (1) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificates, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Series A Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date.

             (2) Delivery of Common Stock Upon Conversion. Upon the surrender of certificates as described above together with a Notice of Conversion, the Corporation shall issue and, within five (5) business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (1) above) (the "Delivery Period"), deliver to or upon the order of the holder (a) that number of shares of Common Stock for the portion of the shares of Series A Preferred Stock converted as shall be determined in accordance herewith and (b) a certificate representing the balance of the shares of Series A Preferred Stock not converted, if any.

             (3) No Fractional Shares. If any conversion of Series A Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion of the Series A Preferred Stock shall be rounded down to the next highest number of shares.

             (4) Conversion Date. The "Conversion Date" shall be the date specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result in, notice) to the Corporation before 12:00 noon, New York City time, on the date so specified, otherwise the Conversion Date shall be the first business day after the date so specified on which the Notice of Conversion is actually received by the Corporation. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series A Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders preferential rights as a holder of Series A Preferred Stock shall survive to the extent the Corporation fails to deliver such securities.

             (5) Reservation of Shares. A number of shares of the authorized but unissued Common Stock sufficient to provide for the

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   conversion of the Series A Preferred Stock outstanding (based on the
   Conversion Price then in effect) shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. As of the date of issuance of the Series A Preferred Stock, 2,000,000 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of the Series A Preferred Stock (the "Reserved Amount"). If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Preferred Stock.

        E. Notice of Conversion Price Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VII, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Price at the time in effect and (c) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

        F. Status as Stockholders. Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, (a) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock and (b) the holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of shares of Series A Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the holder shall regain the rights of a holder of such shares of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares of Series A Preferred Stock to the holder or, if such shares of Series A Preferred Stock have not been

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   surrendered, adjust its records to reflect that such shares of Series
   A Preferred Stock have not been converted.

                         VIII. PROTECTIVE PROVISIONS

        So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of at least a majority of the then outstanding shares of Series A Preferred
   Stock:

                  (a) alter, amend or repeal (whether by merger, consolidation or otherwise) the rights, preferences or privileges of the Series A Preferred Stock or any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

                  (b) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation ("Senior Securities");

                  (c) create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Pari Passu Securities");

                  (d) increase the authorized number of shares of Series A Preferred Stock;

                  (e)  issue any Senior Securities or Pari Passu
   Securities;

                  (f)  increase the par value of the Common Stock, or

                  (g) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                              IX. SINKING FUND

        The Series A Preferred Stock shall not be subject to the operation of a sinking fund.







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                              X. MISCELLANEOUS

        A. Register. The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series A Preferred Stock. Upon any transfer of the Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the register of Series A Preferred Stock.

        B. Withholding. To the extent required by law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A Preferred Stock.

        C. Headings. The headings of the Articles and Sections of the Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation.

        D. Severability. If any provision of this Certificate of Designation or the application thereof to any person or entity or any circumstances is invalid or unenforceable, a suitable and equitable provision shall be substituted therefore in order to carry out so far as may be valid and enforceable the intent and purpose of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or enforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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        IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 15th day of December 2000.

                                 AMERICAN COUNTRY HOLDINGS INC.



                                 By:  /s/ John A. Dore
                                      ---------------------------------
                                      John A. Dore
                                      Co-Chairman and Chief Executive
                                       Officer









































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